Exhibit 99

From: Rick James (news media)
          (414) 221-4444
          rick.james@we-energies.com

Colleen F. Henderson, CFA (analysts)
(414) 221-2592
colleen.henderson@wisconsinenergy.com

Oct. 26, 2005

Wisconsin Energy Posts Higher Results in Third Quarter

MILWAUKEE - Wisconsin Energy (NYSE:WEC) today reported net income from continuing operations of $66 million or 56 cents per share for the third quarter of 2005. This compares with earnings of $31 million or 26 cents per share from continuing operations in the same period of 2004.

In last year's third quarter, the company recorded a charge of 9 cents per share for costs related to early redemption of debt and a 7 cent per share charge for severance costs. Excluding the effects of these items, adjusted earnings from continuing operations in the third quarter of 2004 were 42 cents per share.

Warmer summer weather, lower debt levels at Wisconsin Energy and continued cost control across the utility operations contributed to the company's third quarter results. These positive factors were partially offset by sharply higher fuel costs and greater reliance on natural gas as a fuel to produce electricity. Third quarter 2005 revenues were $797 million compared with $690 million in the third quarter last year.

Residential use of electricity was up 12.7 percent in this year's third quarter, reflecting warm summer temperatures as compared to last year. Use of electricity by commercial and industrial customers increased by 5.4 percent.

"The dramatic increases we're seeing in our fuel costs are a challenge for both the company and our customers. But we will continue to focus on operating efficiency, customer satisfaction and strong financial results," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Wednesday, Oct. 26, 2005. The presentation will review 2005 third quarter earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing (888) 802-2266 up to 15 minutes before the call begins. There is no pass code required. Access also may be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "Third Quarter 2005 Earnings Release & Conference Call." In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site a package of detailed financial information on its third quarter performance. The materials will be available at 7:30 a.m. Central time on Oct. 26. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available for one week after the call. Dial (888) 203-1112. The pass code is 2417641.

Non-GAAP Earnings Measures

Adjusted earnings (non-GAAP earnings), which generally exclude non-operational items as well as one-time charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. The excluded items are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings from operations is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is a Fortune 500 energy company serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's nonutility businesses include energy development, recycling and renewable energy, and real estate development.

One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has approximately 5,600 employees, about 58,000 registered stockholders and more than $10 billion of assets.

Forward Looking Statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; unanticipated operational and/or financial consequences related to the implementation on April 1, 2005, of a bid-based energy market in Wisconsin and Michigan; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; construction risks; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; successful resolution of legal challenges to the company's Power the Future program; adverse interpretation of and enforcement of permit conditions by permitting agencies; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year-ended Dec. 31, 2004, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2005	2004	2005	2004

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$797.3	$690.4	$2,680.5	$2,460.2

Operating Expenses
Fuel and purchased power	240.5	160.7	584.9	456.8
Cost of gas sold	80.3	80.9	633.0	596.2
Other operation and maintenance	241.5	245.0	764.4	747.8
Depreciation, decommissioning
and amortization	84.6	81.1	245.4	237.3
Property and revenue taxes	22.0	22.2	67.7	65.9

Total Operating Expenses	668.9	589.9	2,295.4	2,104.0

Operating Income	128.4	100.5	385.1	356.2

Other Income, Net	22.0	(3.2)	56.3	11.8

Interest Expense	44.6	46.1	128.5	151.1

Income From Continuing
Operations Before Income Taxes	105.8	51.2	312.9	216.9

Income Taxes	40.0	19.8	100.3	81.8

Income From Continuing Operations	65.8	31.4	212.6	135.1

Income From Discontinued
Operations, Net of Tax	0.4	53.0	5.5	78.7

Net Income	$66.2	$84.4	$218.1	$213.8

Earnings Per Share (Basic)
Continuing operations	$0.57	$0.27	$1.82	$1.14
Discontinued operations	0.00	0.45	0.04	0.67

Total Earnings Per Share (Basic)	$0.57	$0.72	$1.86	$1.81

Earnings Per Share (Diluted)
Continuing operations	$0.56	$0.26	$1.80	$1.13
Discontinued operations	0.00	0.45	0.04	0.66

Total Earnings Per Share (Diluted)	$0.56	$0.71	$1.84	$1.79

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.0	117.4	117.0	118.0
Diluted	118.6	118.7	118.4	119.5

Dividends Per Share of Common Stock	$0.22	$0.21	$0.66	$0.62

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	Sept 30, 2005	December 31, 2004

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,676.5	$8,170.7
Accumulated depreciation	(3,225.5)	(3,090.4)

	5,451.0	5,080.3
Construction work in progress	554.9	602.2
Leased facilities, net	94.7	98.9
Nuclear fuel, net	89.9	85.0

Net Property, Plant and Equipment	6,190.5	5,866.4

Investments	1,048.1	1,025.1

Current Assets
Cash and cash equivalents	29.8	35.6
Accounts receivable	287.2	345.7
Accrued revenues	144.7	245.1
Materials, supplies and inventories	504.2	403.1
Assets held for sale	23.8	54.2
Other	175.7	136.8

Total Current Assets	1,165.4	1,220.5

Deferred Charges and Other Assets
Regulatory assets	941.3	849.4
Goodwill, net	441.9	441.9
Other	212.9	162.1

Total Deferred Charges and Other Assets	1,596.1	1,453.4

Total Assets	$10,000.1	$9,565.4

Capitalization and Liabilities

Capitalization
Common equity	$2,617.2	$2,492.4
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,132.8	3,239.5

Total Capitalization	5,780.4	5,762.3

Current Liabilities
Long-term debt due currently	358.2	101.0
Short-term debt	197.8	338.0
Accounts payable	343.9	306.1
Accrued liabilities	143.4	114.4
Other	143.4	132.9

Total Current Liabilities	1,186.7	992.4

Deferred Credits and Other Liabilities
Regulatory liabilities	1,437.7	922.4
Asset retirement obligations	316.9	762.2
Deferred income taxes - long-term	608.0	530.4
Other	670.4	595.7

Total Deferred Credits and Other Liabilities	3,033.0	2,810.7

Total Capitalization and Liabilities	$10,000.1	$9,565.4

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended Sept 30

	2005	2004

	(Millions of Dollars)
Operating Activities
Net income	$218.1	$213.8
Income from discontinued operations, net of tax	(5.5)	(78.7)
Reconciliation to cash
Depreciation, decommissioning and amortization	261.4	264.3
Working capital and other	88.8	186.2

Cash Provided by Operating Activities	562.8	585.6

Investing Activities
Capital expenditures	(503.1)	(415.7)
Proceeds from asset sales	61.6	902.3
Other investing activities	(28.6)	(19.1)

Cash Used in Investing Activities	(470.1)	467.5

Financing Activities
Common stock issued (repurchased), net	(26.2)	(77.0)
Dividends paid on common stock	(77.2)	(73.2)
Change in debt, net	4.9	(883.3)

Cash Used in Financing Activities	(98.5)	(1,033.5)

Change in Cash From Continuing Operations	(5.8)	19.6

Cash at Beginning of Period	35.6	28.1

Cash at End of Period	$29.8	$47.7